EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

[BAUMANN, RAYMONDO & COMPANY, P.A. LETTERHEAD]

We consent to incorporation by reference in the Registration Statement on Form S-8 the Securities Act of 1933, as amended, (SEC File No. 333-________) of our independent auditor's report dated December 11, 2003 (except for Note G as to which the date is January 26, 2004) relating to the balance sheets of Infinium Labs Corporation (a Development Stage Company), as of October 31, 2003, and the related statements of operations, cash flows and stockholders’ (deficit) from December 9, 2002 (inception) to October 31, 2003, which report appears in the Form 8-K filed on March 22, 2004 of Infinium Labs, Inc.

 /s/ BAUMANN, RAYMONDO & COMPANY, P.A.

     BAUMANN, RAYMONDO & COMPANY, P.A.

Tampa, Florida

September 30, 2004